Exhibit 99.1

News Release
For Immediate Release

Contact:
Jerry L. Ocheltree
President and CEO
Carolina Trust BancShares, Inc.
(704) 735-1104

Carolina Trust BancShares, Inc. Reports 4th Quarter 2017 Results

➢	$0.04 Net Loss Per Diluted Share (as reported under Generally Accepted Accounting Principles (GAAP))

➢	$0.12 [1] Net Income per Diluted Share, excluding a $0.16 per Share Charge Related to the Tax Cuts and Jobs Act (a non-GAAP financial measure)

LINCOLNTON, N.C., January 26, 2018 (GLOBE NEWSWIRE) - Carolina Trust BancShares, Inc. (the “Company”) (NASDAQ - CART) reported its financial results today for the most recently completed fiscal quarter.  In the fourth quarter that ended December 31, 2017 (“4Q17”), the Company had a net loss of $196,000 or $0.04 per diluted share under generally accepted accounting principles (GAAP).  The Company’s adjusted net income was $582,000, or $0.12 per diluted share, excluding an estimated tax charge of $778,000 (“tax charge”), or $0.16 per diluted share, related to the Tax Cuts and Jobs Act 1.    The tax charge was attributed entirely to a revaluation of the Company’s deferred tax assets (“DTAs”).

The Company’s DTAs are estimates of future tax benefits that arose primarily from expenses that were reported on current and previous years’ financial statements but are not deductible for tax purposes until future years’ tax returns (e.g. provisions for loan losses for probable incurred losses that are reported on financial statements as compared to tax returns where deductions are reported only when loans are charged off).  On December 22, 2017, when the Tax Cuts and Jobs Act was enacted, the Company’s federal income tax rate decreased from 34% to 21%, effective in 2018, and the DTAs were revalued accordingly.  While the revaluation of DTAs decreases 2017 net income, the lower federal tax rate beginning in 2018 will increase net income in future years.

A year ago, in the fourth quarter of 2016 (“4Q16”), the Company earned net income of $382,000 and net income attributed to common shareholders of $335,000 or $0.07 per diluted share.  The $47,000 difference was the amount of preferred stock dividends that were paid by the Company’s subsidiary bank, Carolina Trust Bank (the “Bank”), prior to redeeming those preferred shares in December 2016.  Compared to 4Q16 net income to common shareholders, the 4Q17 net loss represented a decrease of $531,000 in net income to common in the comparative quarter.  Excluding the tax charge from 4Q17 results, adjusted net income to common increased by $247,000 or 74% compared to the same quarter one-year prior.

1 Note:  see reconciliation of adjusted earnings to GAAP (“generally accepted accounting principles”) earnings at the end of this press release.

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Compared to earnings for the quarter ended September 30, 2017 (the “linked quarter” or “3Q17”) of $351,000, the 4Q17 net loss represented a decrease of $547,000 in earnings.  Excluding the  tax charge, 4Q17 net income increased by $231,000 or 66% compared to the linked quarter.  This comparative data is summarized in the table below:

	4Q17 Qtr ended 12-31-17		3Q17 Qtr ended 9-30-17		4Q16 Qtr ended 12-31-16
	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS
Net income (loss)	$(196,000)	NA	$351,000	NA	$382,000	NA
Net income (loss) to common shareholders	$(196,000)	$(0.04)	$351,000	$0.07	$335,000	$0.07
Net income to common shareholders excluding 4Q17 tax adjustment	$582,000	$0.12	$351,000	$0.07	$335,000	$0.07

Pre-tax income was $872,000 for the quarter ended 4Q17 as compared to $596,000 for 4Q16, an increase of $276,000 or 46%.  Similarly, the pretax income for 4Q17 was higher than the linked quarter by $351,000 or 67%.

The primary drivers of the $276,000 increase in pre-tax income from 4Q16 to 4Q17 were growth in the gross loans average and in the net interest margin that were partially offset by an increased loan loss provision.

➢	Gross loans average – The gross loans average increased by $37 million or 12% from $307 million in 4Q16 to $344 million in 4Q17.
➢
Net interest margin – Net interest margin increased by 28 basis points from 3.63% in 4Q16 to 3.91% in 4Q17. Margin expansion was attributed partially to loan yields increasing from 5.09% to 5.12%, and was due primarily to investing a higher percentage of assets into loans in 2017.  The ratio of average loans to average earning assets increased from 85% in 4Q16 to 90% in 4Q17.  The interest income increase of $526,000 was only partially offset by a $78,000 increase in interest expense.  The interest expense increase included a $25,000 increase in interest on subordinated debt that was issued in October 2016 at a fixed rate of 6.9% and a yield of 7.9% including amortized fees.

➢
Loan loss provision – Loan loss provision in 4Q17 was $149,000 as compared to a recovery of $149,000 in 4Q16, resulting in an increase of $298,000 versus the comparative quarter.  The provision in 4Q17 was attributed to $8.6 million in loan growth during the quarter and to an overall increase of 3 basis points for the general allowance applied to pools of performing loans that estimates probable losses inherent in the portfolio.   The $149,000 negative provision, or recovery, reported in 4Q16 was due to improvement in the charge-off history, one of the factors used in the general allowance calculation.

The primary drivers of the $351,000 increase in pre-tax income from the linked quarter to 4Q17 were growth in the gross loans average, margin expansion, and a decrease in loan loss provision.

➢	Gross loans average – The gross loans average increased by $12.3 million from 3Q17 to 4Q17, which represents a 15% annualized growth rate.
➢
Net interest margin – Net interest margin increased by 11 basis points from 3.80% in the linked quarter to 3.91% in 4Q17.  Margin expansion was attributed to both loan yields increasing from 5.04% to 5.12% and to the increase in loans as a percentage of earning assets from 88% to 90%.  The interest income increase of $238,000 was only partially offset by $22,000 increase in interest expense as the cost of funds remained stable at 0.98%.  The cost of funds excluding subordinated debt also remained stable at 0.79%.

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➢
Loan loss provision – Loan loss provision decreased by $191,000 to $149,000 in 4Q17 from $340,000 in the linked quarter.  The higher provision in the linked quarter was due primarily to specific reserves for impaired loans, including charged off loans that became impaired during the linked quarter.

Annualized return on average assets (“ROA”) and annualized return on average shareholders’ equity (“ROE”) for 4Q17 were (0.19%) and (2.59%), respectively, representing a loss for the period.  On an adjusted basis to exclude the tax charge, adjusted ROA was 0.57% and adjusted ROE was 7.68% for 4Q17.  Comparatively, for the 4Q16, the ROA was 0.40% and the ROE was 4.55%.  For the linked quarter, the ROA was 0.35% and the ROE was 4.67%

During the fourth quarter of 2017, the Company’s gross loans grew by $8.6 million at an annualized growth rate of 10.1%.  Most of the loan growth during the 4Q17 was in commercial real estate (“CRE”) loans that grew by $7.2 million, followed by $1.7 million growth in commercial and industrial loans (“C&I”).  The CRE loan growth was spread primarily among the Gastonia, Salisbury and Mooresville markets, and the C&I loan growth was concentrated in Mooresville.  For the year ended December 31, 2017, loans grew by $40.2 million or 13.0%.  As of December 31, 2017, September 30, 2017 and December 31, 2016, the weighted average note rates of the loan portfolio were 4.92%, 4.86%, and 4.82%, respectively.

During the fourth quarter of 2017, deposits grew by $3.1 million at an annualized growth rate of 3.6%.  Most of the growth was in interest bearing checking accounts, up $2.9 million, non-interest bearing deposits, up $2.3 million, and time deposits, up $1.8 million.  Money market deposits declined by $4.7 million.  For the year 2017, deposits grew by $22.0 million or 6.9%.  As of December 31, 2017, September 30, 2017 and December 31, 2016, the weighted average rates for non-maturing deposits were 0.28%, 0.29%, and 0.19%, respectively, and the weighted average rates for time deposits were 1.37%, 1.33%, and 1.28%, respectively.

Jerry L. Ocheltree, President and Chief Executive Officer, stated, “We continued to grow steadily during the fourth quarter by adding $8.6 million in loans and $3.1 million in deposits.  As we grew, we also improved the loan yield from 5.04% in the prior quarter to 5.12%, and our cost of funds, excluding the cost of subordinated debt, was unchanged at 0.79%.  We focused on building relationships from our nine branch locations, while also expanding to Salisbury, NC and Rowan County where we opened a loan production office in November.  Our new core banking system, in service for the past two quarters, gives us more flexibility in customizing our products so that our dedicated branch, commercial banking, operations, and administrative employees have the resources that match our commitment to providing the highest quality customer service on a consistent basis.  Noninterest income was up 3% from last quarter and 34% from the fourth quarter of 2016 while noninterest expenses were up only 2% from last quarter and down by 1% from the fourth quarter of 2016.  Leveraging our human resources, information technology, and other assets are key components to our expense control and managing our growth successfully.

Although the recent tax reform resulted in decrease to net income of $778,000 from revaluing our deferred tax assets, we look forward to the tax reform being accretive to net income in 2018 as our federal tax will decrease from 34% to 21%.  Adjusting for the year-end tax charge, our fourth quarter 2017 results showed an improved return on assets of 0.57%, and return on shareholders’ equity of 7.68%.”

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Mr. Ocheltree continued, “I was pleased that credit quality generally remained stable this quarter.  Our loan recoveries exceeded charged-off loans, and the past due and classified loan ratios improved.  Nonaccruals increased from last quarter but were lower than March 31 and June 30, 2017 levels.

The fourth quarter and the year were marked by successful growth in loans, deposits, net interest margin, and pre-tax earnings.  Challenges include controlling our deposit funding costs in our competitive markets as market rates increase.  We strive daily to compete with our service, rates, and product mix to build our deposit base and provide the best value to our current and future customers.”

Set forth below are certain selected asset quality items as of and for the quarter ended December 31, 2017:

•
Total nonperforming assets (“NPAs”) increased by $870,000 from $2,609,000 at September 30, 2017 to $3,535,000 at December 31, 2017.  This increase resulted in a 22 bp increase in the Bank’s NPAs as a percentage of total assets, from 0.65% at September 30, 2017 to 0.87% at December 31, 2017.  One non-owner occupied commercial real estate relationship in nonaccrual status at September 30, 2017 with a $355,000 balance was repaid during the fourth quarter.  An owner occupied commercial real estate relationship with a balance of $991,000 at December 31, 2017 was added to nonaccrual status during the fourth quarter.

•
The Bank’s ratio of allowance for loan losses (“ALL”) to total loans increased by 2 bps from 1.01% at September 30, 2017 to 1.03% at December 31, 2017.  The general allowance for pools of performing loans increased during the quarter by $179,000 to $3,351,000 from $3,172,000 due to the 4Q17 loan growth and to an increase in the qualitative factors related to loan growth for commercial real estate loans.  The specific allowance for impaired loans decreased by $3,000 to $248,000.

•
The classified asset ratio for the Bank at December 31, 2017 was 11%, an improvement from 12% at September 30, 2017.  The classified asset ratio, which is a common measure used by our regulatory agencies and institutional investors that follow bank stocks, is calculated as follows:

Bank’s Classified Asset Ratio	=	[classified loans and other real estate]
[Bank tier 1 capital and ALLL]

•
Annualized net charge-offs (net recoveries) as a percentage of average loans were (0.03%) for 4Q17, as compared to 0.19% for 4Q16 and 0.16% for the linked quarter.  Net recoveries of $26,000 in 4Q17 included gross charge-offs of $18,000 and recoveries of $44,000.  For the year 2017 net charge-offs as a percentage of average loans were 0.15% as compared to 0.10% in 2016.

CAPITAL LEVELS
Capital for the Bank exceeded "well-capitalized" requirements for each of the four primary capital levels monitored by state and federal regulators. As of December 31, 2017, both the common equity tier 1 and the tier 1 capital ratio were 10.23%; the total capital ratio was 11.21%; and the tier 1 leverage ratio was 9.33%.

NONINTEREST INCOME
For the fourth quarter of 2017, noninterest income was $379,000, an increase of $97,000 or 34% compared to 4Q16.  The increase was attributed to bank-owned life insurance (“BOLI”) income, up $39,000 or 279%, and to overdraft fees on deposits, up $45,000 or 49%.  BOLI income increased due to a $5.5 million investment in BOLI in February 2017.  Overdraft fees on deposits increased by $45,000 as customer transaction accounts have grown over the past year.  The ratio of noninterest income to average assets for both 4Q17 and the linked quarter was 0.37% on an annualized basis and for 4Q16 was 0.29%.

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NONINTEREST EXPENSE
Noninterest expense for 4Q17 totaled $3,114,000, down $29,000 or 1% as compared to the $3,143,000 recorded in 4Q 2016.  Specific items to note are as follows:

•
Compensation expense, the largest component of noninterest expense, increased $75,000 or 4%, due to normal salary and wage increases, to staff additions over the past 12 months, to increased health insurance costs, and to accruals for non-equity incentive compensation.

•
Data processing expenses declined by $43,000 or 17%, due to expenses incurred in 4Q16 related to our core banking system conversion that was completed in the second quarter of 2017 that were not present in 4Q17.

•	Professional fees increased by $37,000 or 36%, primarily due to expenses for audit services and for external loan review services.
•
Net foreclosed asset expenses declined by $116,000.  The Company had a net recovery of $2,000 in 4Q17 as compared to $114,000 in expenses in 4Q16 that were mostly attributed to write downs on foreclosed real estate properties.

•	The ratio of noninterest expenses to average assets was 3.04% in 4Q17 as compared to 3.28% in 4Q16, and 3.07% in the linked quarter.

About Carolina Trust BancShares, Inc.
Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank.  Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C.  The bank operates in the Western Piedmont and Mountain Regions of North Carolina in nine full-service branch offices in Lincoln, Catawba, Gaston, Iredell and Rutherford Counties and a loan production office in Rowan County.

Caution Regarding Forward-Looking Statements: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: the impact of the recently passed Tax Cuts and Jobs Act, including any changes in the estimated revaluation of our tax assets and liabilities; changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust BancShares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Note Regarding Use of Non-GAAP Financial Measures:  This news release presents certain non-GAAP financial measures.  The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP.  The Company considers these adjustments to be relevant to ongoing operating results.  The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for the period-to-period comparisons, which will assist the regulators, investors, and analysts in analyzing the operating results or financial position of the Company.  The non-GAAP financial measures are used by management to assess the performance of the Company’s business, including for presentations of Company performance to investors.  The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.

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Dollars in thousands, except share and per share data

Carolina Trust BancShares, Inc.
Selected Financial Highlights

	Unaudited 12/31/17	Unaudited 9/30/17	Unaudited 6/30/17	Unaudited 3/31/17	(a) 12/31/16
Balance Sheet Data:
Total Assets	$406,776	$400,297	$390,168	$382,481	$374,917
Total Loans	348,679	340,038	324,349	311,609	308,492
Reserve for Loan Loss	3,599	3,423	3,213	3,471	3,393
Total Deposits	340,653	337,589	330,893	323,179	318,665
Total Shareholders’ Equity	29,277	29,765	29,573	29,361	29,033

Comparative Income Statements
For the Three Months Ended

	Unaudited 12/31/17	Unaudited 12/31/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$4,672	$4,146	$526	13%
Interest Expense	916	838	78	9%
Net Interest Income	3,756	3,308	448	14%
Provision for (Recovery of) Loan Loss	149	(149)	298	NM
Net Interest Income After Provision	3,607	3,457	150	4%
Non-interest Income	379	282	97	34%
Non-interest Expense	3,114	3,143	(29)	-1%
Income Before Taxes	872	596	276	46%
Income Tax Expense	1,068	214	854	399%
Net Income (Loss)	(196)	382	(578)	NM
Preferred Stock Dividend	-0-	47	(47)	-100%
Net Income (Loss) Available to Common Shareholders	$(196)	$335	$(531)	-159%

Net Income (Loss) Per Common Share:
Basic	$(0.04)	$0.07
Diluted	$(0.04)	$0.07
Average Common Shares Outstanding:
Basic	4,657,304	4,650,563
Diluted	4,752,961	4,703,681

(a)	Note: Derived from audited financial statements

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Carolina Trust BancShares, Inc.
Comparative Income Statements
For the years ended
Dollars in thousands, except per share data

	Unaudited 12/31/17	(a) 12/31/16	Variance $	Variance %
Income and Per Share Data:
Interest Income	$17,449	$16,222	$1,227	6%
Interest Expense	3,479	2,872	607	26%
Net Interest Income	13,970	13,350	620	2%
Provision for (Recovery of) Loan Loss	704	(27)	731	355%
Net Interest Income After Provision	13,266	13,377	(111)	-3%
Non-interest Income	1,376	1,229	147	5%
Non-interest Expense	12,644	12,388	256	3%
Income Before Taxes	1,998	2,218	(220)	-31%
Income Tax Expense	1,436	877	559	-44%
Net Income	562	1,341	(779)	-21%
Preferred Stock Dividend	-0-	222	(222)	-100%
Net Income Available to Common Shareholders	$562	$1,119	$(557)	-3%

Net Income Per Common Share:
Basic	$0.12	$0.24
Diluted	$0.12	$0.24
Average Common Shares Outstanding:
Basic	4,655,369	4,649,405
Diluted	4,734,874	4,697,765

(a)	Note: Derived from audited financial statements

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Carolina Trust BancShares, Inc.
Quarterly Income Statement
Dollars in thousands, except share and per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 12/31/17	Unaudited 9/30/17	Unaudited 6/30/17	Unaudited 3/31/17	Unaudited 12/31/16
Interest Income	$4,672	$4,434	$4,266	$4,077	$4,146
Interest Expense	916	894	846	823	838
Net Interest Income	3,756	3,540	3,420	3,254	3,308
Provision for (Recovery of) Loan Loss	149	340	64	151	(149)
Net Interest Income After Provision	3,607	3,200	3,356	3,103	3,457
Non-interest Income	379	367	338	292	282
Non-interest Expense	3,114	3,046	3,409	3,076	3,143
Income Before Taxes	872	521	285	319	596
Income Tax Expense	1,068	170	89	108	214
Net Income (Loss)	(196)	351	196	211	382
Preferred Stock Dividend	-0-	-0-	-0-	-0-	47
Net Income Available to Common Shareholders	$(196)	$351	$196	$211	$335

Net Income (Loss) Per Common Share:
Basic	$(0.04)	$0.08	$0.04	$0.05	$0.07
Diluted	$(0.04)	$0.07	$0.04	$0.04	$0.07
Average Common Shares Outstanding:
Basic	4,657,304	4,654,880	4,654,880	4,654,386	4,650,563
Diluted	4,752,961	4,470,660	4,722,607	4,734,010	4,703,681

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Carolina Trust BancShares, Inc.
Selected Financial Highlights
Dollars in thousands, except share and per share data

	12/31/17		9/30/17	6/30/17	3/31/17	12/31/16
Capital Ratios:
Common equity tier 1 capital ratio*	10.23%		10.31%	10.89%	11.23%	11.40%
Tier 1 capital ratio*	10.23%		10.31%	10.89%	11.23%	11.40%
Total capital ratio*	11.21%		11.26%	11.83%	12.28%	12.46%
Tier 1 leverage ratio*	9.33%		9.54%	9.75%	9.87%	9.64%

Tangible Common Equity (a)	$29,204		$29,682	$29,479	$29,255	$28,896
Common Shares Outstanding	4,657,880		4,654,880	4,654,880	4,654,880	4,650,808
Book Value per Common Share	$6.29		$6.39	$6.35	$6.31	$6.24
Tangible Book Value per Common Share (a)	$6.27		$6.38	$6.33	$6.28	$6.21

Performance Ratios for the 3 Months Ended (annualized):
Return on Average Assets	(0.19	%)**	0.35%	0.20%	0.23%	0.40%
Return on Average Common Equity	(2.59	%)**	4.67%	2.64%	2.92%	4.55%
Net Interest Margin	3.91%		3.80%	3.80%	3.72%	3.63%

Asset Quality:
Delinquent Loans (30-89 days accruing interest)	$649		$2,170	$2,615	$911	$1,420
Delinquent Loans (90 days or more and accruing)	$82		$0	$181	$0	$247
Non-accrual Loans	2,664		2,142	2,715	2,937	2,628
OREO and Repossessed property	789		467	583	880	1,011
Total Nonperforming Assets	$3,453		$2,609	$3,479	$3,817	$3,886

Restructured Loans	$4,163		$4,363	$4,428	$3,701	$4,992
Nonperforming Assets / Total Assets	0.87%		0.65%	0.89%	1.00%	1.04%
Nonperforming Assets / Equity Capital & ALLL	10.75%		7.86%	10.61%	11.63%	11.98%
Allowance for Loan Losses / Nonperforming Assets	101.80%		131.20%	92.36%	90.94%	87.32%
Allowance for Loan Losses / Total Loans	1.03%		1.01%	0.99%	1.11%	1.10%
Net Loan Charge-offs (Recoveries)	$(26)		$130	$323	$73	$145
Net Loan Charge-offs (Recoveries) / Average Loans (%) (annualized)	(0.03%)		0.16%	0.41%	0.10%	0.19%

Note:  Financial information is unaudited.

*Note:  Capital ratios are presented for Carolina Trust Bank which reports these ratios to the Federal Financial Institutions Examination Council on form FFIEC 051 (3-31-2017 through 12-31-2017) and on form FFIEC 041 (12-31-16).

**Note:  For the three months ended December 31, 2017, the Adjusted Return on Assets and Adjusted Return on Equity that  excluded the impact of the deferred tax asset revaluation from the Tax Cuts and Jobs Act were 0.57% and 7.68%, respectively.

(a) Note

Reconciliation of GAAP to non-GAAP:	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16
Shareholders’ equity (GAAP)	$29,277	$29,765	$29,573	$29,361	$29,033
Less: Preferred stock	-0-	-0-	-0-	-0-	-0-
Less: Core deposit intangible	73	83	94	106	117
Tangible Common Equity (non-GAAP)	29,204	29,682	29,479	29,255	28,916
Common Shares Outstanding	4,657,880	4,654,880	4,654,880	4,654,880	4,650,808
Tangible Book Value per Common Share (non-GAAP)	$6.27	$6.38	$6.33	$6.28	$6.22

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1 Note (see page 1) :
Reconciliation of non-GAAP to GAAP for net income (loss) and net income (loss) per share fourth quarter 2017 (i.e. 3 months ended December 31, 2017):

Dollars in thousands
	For the 3 months ended December 31, 2017	For the year ended December 31, 2017

Net income (loss) (GAAP)	$(196,000)	$562,000
Income tax charge for deferred tax asset revaluation attributed to the Tax Cuts and Jobs Act	778,000	778,000
Adjusted net income (non-GAAP)	$582,000	$1,340,000

Average common shares outstanding (basic)	4,657,304	4,655,369
Average common shares outstanding (diluted)	4,752,961	4,734,874

Net income (loss) per basic share (GAAP)	$(0.04)	$0.12
Income tax charge for deferred tax asset revaluation	$0.16	$0.17
Adjusted net income per basic share (non-GAAP)	$0.12	$0.29

Net income (loss) per diluted share (GAAP)	$(0.04)	$0.12
Income tax charge for deferred tax asset revaluation	$0.16	$0.16
Adjusted net income per diluted share (non-GAAP)	$0.12	$0.28

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